Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	May 16, 2025

Contact: Nelli Madden
732-577-4062

UMH PROPERTIES, INC. ANNOUNCES ADDITION TO FANNIE MAE CREDIT FACILITY

FREEHOLD, NJ, May 16, 2025……… UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) announced that on May 15, 2025 it completed the addition of ten communities containing 2,001 sites, to its Fannie Mae credit facility through Wells Fargo Bank, N.A., for total proceeds of approximately $101.4 million. This interest only loan is at a fixed rate of 5.855% with a 10-year term. The proceeds will be used to invest in additional acquisitions, expansions, rental homes and repay higher interest rate debt on a short-term basis.

Samuel A. Landy, President and Chief Executive Officer, commented “We are proud to complete another addition to our Fannie Mae credit facility. This refinancing further demonstrates the value created through our business plan. As part of the refinancing process, a certified appraisal was conducted and concluded that these ten communities appraised for $163.5 million, or $82,000 per site. Our total investment in these communities is approximately $66.6 million. The communities have increased in value $96.9 million, or 146% from our cost basis. Our ability to acquire value-add communities, complete necessary improvements and increase occupancy through our sales and rental programs generates meaningful property level value.

“We are proud of our team and our lending partners at Wells Fargo and Fannie Mae for completing this transaction. We look forward to deploying this capital into our business which will allow us to provide our Nation with additional affordable housing while generating significant long-term results for our shareholders.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 141 manufactured home communities, containing approximately 26,500 developed homesites, of which 10,400 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 141 communities are two communities in Florida, containing 363 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

A NYSE Company: Symbol - UMH

since 1968